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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549



                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of The
                       Securities and Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): October 14, 2002



                            TRINITY INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)


       Delaware                   1-6903                        75-0225040
(State of incorporation)    (Commission File No.)    (IRS Employer Identification No.)


       2525 Stemmons Freeway, Dallas, Texas            75207-2401
     (Address of principal executive offices)          (Zip Code)



       Registrant's telephone number, including area code: (214) 631-4420


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Item 9.  Regulation FD Disclosure

         The following is an update to the issues raised in a previously reported lawsuit filed against the Company and a coating manufacturer by Florida Marine Transporters, Inc., a tank barge customer, seeking recovery of damages related to corrosion problems with eighteen barges purchased from the Company's subsidiary, Trinity Marine Products, Inc. ("Trinity Marine").

         The Company has been advised that J. Russell Flowers, Inc. ("JRF"), a barge leasing customer of Trinity Marine, has filed a lawsuit against Trinity Marine, the Company, the coating manufacturer, and a distributor of coating products that raises issues similar to the earlier filed lawsuit. An officer of JRF is also a board member of Florida Marine Transporters, Inc. The value of the barges in the recently filed lawsuit is claimed to be $13,977,578. The lawsuit also seeks punitive damages of $100,000,000. During 1997-2000, JRF purchased and accepted delivery of 56 hopper barges built by Trinity Marine, which are used to transport grain and aggregates. Recently, Trinity Marine inspected six JRF barges. Inspection of these barges revealed early stages of corrosion in a few of the void areas. At the time of the inspections, the Company's inspectors found corrosion causing conditions within the void areas, including evidence of standing water, sludge, silt, trash and other foreign materials. In the void areas where only moist and humid conditions existed, the inspectors found normal coating conditions. This confirms the results of the Company's field inspections of other barges. To date, Trinity Marine's experts have inspected over six million square feet of barge void spaces.

         An investigation by outside experts of the technical claims presented by JRF have found those claims to be without merit. As of this date, the Company has found there is no scientific basis for the assertion that the coating material is a food source for bacteria, or is causing or contributing to corrosion. Although the ultimate resolution is uncertain, management believes, based on this data, the effect of this litigation and issues raised by the litigation on the Company's financial position and results of operations will not be material for financial reporting purposes.


SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            TRINITY INDUSTRIES, INC.




Date:  October 14, 2002                     By: /s/ MICHAEL G. FORTADO
                                                ----------------------
                                                Michael G. Fortado
                                                Vice President and Secretary